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Exhibit 4.1

BPZ ENERGY, INC.
2005 LONG-TERM INCENTIVE COMPENSATION PLAN

Table of Contents

1.	Definitions	1
2.	Incentives	3
3.	Administration	3
4.	Eligibility/Effect of Termination of Service	5
5.	Qualified Performance-Based Incentives	5
6.	Shares Available for Incentives and Limits on Incentives	6
7.	Options	7
8.	Stock Appreciation Rights	8
9.	Performance Shares	9
10.	Grants of Stock, Restricted Stock and other Stock-Based Incentives	10
11.	Director Incentives	11
12.	Acquisition and Change of Control Events	11
13.	Amendment and Termination of the Plan	13
14.	Nontransferability	13
15.	No Right of Employment	14
16.	Taxes	14
17.	Governing Law	14
18.	Additional Requirements	14
19.	"Lockup" Agreement	14
20.	Limitation of Liability	15
21.	Unfunded Status of Incentives	15
22.	Nonexclusivity of the Plan	15
23.	Successors and Assigns	15
24.	No Fractional Shares	15
25.	Severability	15
26.	Miscellaneous	16

BPZ ENERGY, INC.
2005 LONG-TERM INCENTIVE COMPENSATION PLAN

        The purpose of the 2005 Long-Term Incentive Compensation Plan, established by BPZ Energy, Inc., a Colorado corporation, effective April 15, 2005, is to (i) to promote the identity of interests between shareholders and officers, employees, Directors and Consultants of the Company by encouraging and creating significant ownership of Stock of the Company by such officers, employees, Directors and Consultants of the Company and its Affiliates; (ii) to enable the Company to attract and retain qualified officers, employees, Directors and Consultants who contribute to the Company's success by their ability, ingenuity and industry; (iii) to provide a meaningful motivation and incentive for officers, employees, Directors and Consultants who are responsible for the success of the Company and who are in a position to make significant contributions toward its objectives; and (iv) to provide an additional means to compensate officers, employees, Directors and Consultants who provide valuable services to the Company.

1.     Definitions

        "Affiliate" shall have the meaning assigned to the term pursuant to Rule 12b-2 as promulgated under the Securities Exchange Act of 1934, as amended.

        The "Board" means the Board of Directors of the Company.

        The "Code" means the Internal Revenue Code of 1986, as amended, or any successor code thereto.

        The "Committee" means the Compensation Committee of the Board of Directors of the Company. The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall qualify as (a) a "non-employee director" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "1934 Act"), or any successor rule and (b) an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (collectively, "Section 162(m)"). In the absence of such Committee, the duties of the Committee shall be undertaken by the Board.

        The "Company" or "BPZ" means BPZ Energy, Inc, a Colorado corporation.

        "Covered Employee" means an employee of the Company or its Affiliates who is a "covered employee" within the meaning of Section 162(m) of the Code.

        "Consultant" means a natural person providing bona fide services to the Company. For purposes of the Plan, such services may not be in connection with the offer or sale of the Company's securities in a capital-raising transaction, and may not directly or indirectly promote or maintain a market for the Company's securities.

        "Director" means a member of the Board who is not employed by the Company or any of its subsidiaries.

        "Division" shall mean a section of the Company or an Affiliate.

        "Eligible Employee" mean a regular full-time or part-time employee of the Company, its Affiliates and its joint ventures, including officers, whether or not under the direction of the Company.

        "Fair Market Value" means the value of a share of Stock on a particular date determined by such methods or procedures as may be established by the Committee. The written agreement for each Incentive shall specify the manner of determining Fair Market Value for all purposes relevant to the administration of such Incentive.

        "Incentive Option" means an Option that by its terms is to be treated as an "incentive stock option" within the meaning of Section 422 of the Code.

        "Incentives" means awards made under this Plan.

        "Nonstatutory Stock Option" means any option that is not an Incentive Option.

        "Options" means Incentive Options and Nonstatutory Stock Options.

        "Participant" means any holder of an Incentive awarded under the Plan. Participants may include officers, employees, Directors and Consultants of the Company and its Affiliates.

        "Performance Criteria" means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals include, but are not limited to: pre-tax or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on shareholders' equity, return on assets, return on capital, stock price growth, shareholder returns, gross or net profit margin, earnings per share, price per share of stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. In the case of Qualified Performance-Based Incentives, the Committee will, within the time prescribed by Section 162(m) of the Code, objectively define the manner of calculating the Performance Criteria it selects to use for such Performance Period for recipients of such Incentives.

        "Performance Goals" means, for a Performance Period, the written goals established by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, Division or Participant.

        "Performance Period" means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals will be measured for purposes of determining a Participant's right to, and the payment of, an Incentive.

        "Performance Shares" shall mean contingent awards granted by the Committee in shares of Stock, cash or any combination of Stock and cash, with such awards only paid if the Company, an Affiliate, or Division specified by the Committee meets Performance Goals established by the Committee.

        "Plan" means the BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan as set forth herein and as amended, restated, supplemented or otherwise modified from time to time.

        "Qualified Performance-Based Incentives" means awards of Incentives intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

        "Restricted Stock Grant" means shares of Stock granted to a Participant subject to a Vesting Period.

        "Stock" shall refer to one or more shares of the Company's no par value common stock.

        "Stock Appreciation Right" means a right to receive any excess in the Fair Market Value of shares of Stock over a specified reference price and/or the right granted in connection with an underlying Option to receive the difference between the price of the Option and the Fair Market Value of the Stock for which it is exercisable in a cashless exercise of the Option.

        "Stock Grant" means an award of Stock of the Company granted in full and unrestricted ownership from time to time in the sole discretion of the Committee. Stock Grants may include, but not be limited to, bonuses payable in Stock as compensation for exemplary service or achievements, whether or not pursuant to formal compensation arrangements. Stock Grants may also serve as the primary means of compensating Participants.

        "Termination of Service" means a Participant's termination of service with the Company or its Affiliates. A Termination of Service of an employee of the Company or any Affiliate shall not be deemed to have occurred in the case of sick leave, military leave or any other leave of absence, in each case approved by the Committee or in the case of transfers between locations of the Company or its Affiliate. In the case of "specified employees" (as described in Section 409A of the Code), distributions may not be made before the date which is six months after the date of termination of service (or, if earlier, the date of death of the participant). A specified employee is a "key employee" as defined in Section 416(i) of the Code without regard to Paragraph (5), but only if the Company has any stock which is publicly traded on an established securities market or otherwise. The written agreement for each Incentive granted to a Director or Consultant shall define Termination of Service for such Participant.

        "Vesting Period" means the period of time, established by the Committee and/or set out in the applicable award agreement or this Plan in connection with an award of an Incentive, during which the Participant may not sell, assign, transfer, pledge, or otherwise dispose of or may not have a fully vested ownership interest in some or all of the Incentive and/or Stock or rights in stock granted pursuant to the Incentive, except as expressly permitted in this Plan.

2.     Incentives

        Incentives under the Plan may be granted to Participants in any one or a combination of (a) Incentive Options (or other statutory stock options); (b) Nonstatutory Stock Options; (c) Stock Appreciation Rights; (d) Restricted Stock Grants; (e) Performance Shares; (f) Stock Grants; and (g) Other Stock-Based Incentives (as such term is defined in Section 10). All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee, except that the provisions of this Plan shall not apply retroactively to any Incentive issued before the effective date of this Plan. Determinations by the Committee under the Plan (including, without limitation, determinations as to eligible Participants; the form, amount and timing of Incentives; and the terms and provisions of agreements evidencing Incentives) need not be uniform and may be made selectively among Participants who receive, or are eligible to receive, Incentives, whether or not such Participants are similarly situated.

3.     Administration

          (a)    Compensation Committee.    The Plan shall be administered by the Compensation Committee, or the absence of such Committee, by the Board. No person who makes or participates in making an award under this Plan, whether as a member of the Committee, a delegate of the Committee, or in any other capacity, shall make or participate in making an award to himself or herself. No Director or person acting pursuant to the authority delegated by the Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

          (b)    Powers of Committee.    The Committee will have full discretionary power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, in addition to all other powers provided by this Plan, the Committee's discretionary powers will include, but will not be limited to, the following discretionary powers:

            (1)   To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

            (2)   To interpret the Plan;

            (3)   To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, and the determination of whether a person is an Covered Employee or Eligible Employee shall be made in the sole and exclusive discretion of the Committee;

            (4)   To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

            (5)   To delegate some or all of its power and authority to the Chief Executive Officer, other senior members of management, or committee or subcommittee, as the Committee deems appropriate. However, the Committee may not delegate its authority with regard to any matter or action affecting an officer subject to Section 16 of the Securities Exchange Act of 1934;

            (6)   To impose such restrictions and limitations on any awards granted under the Plan as it may deem advisable, including, but not limited to share ownership or holding period requirements and requirements to enter into or to comply with confidentiality agreements and, to the extent allowed by law, non-competition and other restrictive or similar covenants.

            (7)   To correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award made under the Plan in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency; and

            (8)   If the Committee determines that the amendment of an Incentive awarded under this Plan is in the best interest of a Participant, to amend any such Incentive without the consent of the Participant.

          Any determination by the Committee or its delegate(s) shall be final, binding and conclusive on all persons, in the absence of clear and convincing evidence that the Committee or its delegates(s) acted arbitrarily and capriciously.

          (c)    Vesting Period.    If applicable, the Committee shall determine the vesting period for Incentives granted under this Plan and shall specify such vesting period in writing in making an award of an Incentive under this Plan. However, should the Committee award Incentives under this Plan without specifying a vesting period, then the vesting period shall be four years, with 25% of the underlying Stock or rights to Stock to vest at the end of each calendar year following the award.

          (d)    Documentation of Award of Incentive.    Each Incentive awarded under this Plan shall be evidenced in such written form as the Committee shall determine. Each award may contain terms and conditions in addition to those set forth in the Plan.

          (e)    Participants Outside the United States.    The Committee may modify the terms of any Incentive granted under the Plan to a Participant who is, at the time of grant or during the term of the Incentive, resident or primarily employed outside of the United States. Such modification, which may be made in any manner deemed by the Committee to be necessary or appropriate, shall only be made in order that the Incentive shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Incentive to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant's residence or employment abroad, shall be comparable to the value of such an Incentive to a Participant who is resident or primarily employed in the United States. The Committee may establish supplements to, or amendments, restatements, or alternative versions of, the Plan for the purpose of granting and administrating any such modified Incentive. No such modification, supplement, amendment, restatement or alternative version may increase the share limits set forth in this Plan.

        The Committee may delegate to another committee, as it may appoint, the authority to take any action consistent with the terms of the Plan, either before or after an Incentive has been granted, which such other committee deems necessary or advisable to comply with any government laws or regulatory requirements of a foreign country, including but not limited to, modifying or amending the terms and conditions governing any Incentives, or establishing any local country plans as sub-plans to the Plan. In addition, under all circumstances, the Committee may make non-substantive administrative changes to the Plan to conform with or take advantage of governmental requirements, statutes or regulations.

4.     Eligibility/Effect of Termination of Service

          (a)    Eligibility.    Officers, employees and Directors of the Company and its Affiliates, who are from time to time responsible for, or contribute to, the management, growth and protection of the business of the Company and its Affiliates, and Consultants to the Company and its Affiliates, are eligible to be granted Incentives under the Plan. Participants shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares of Stock underlying the Incentives granted to each Participant. Notwithstanding any provisions of the Plan to the contrary, an Incentive may be granted to a Participant in connection with his or her hiring or retention prior to the date the Participant first performs services for the Company or an Affiliate; provided, however, that any such Incentive shall not become vested prior to the date the Participant first performs such services.

          (b)    Effect of Termination of Service.    Upon a Termination of Service for any reason, the Participant shall only be entitled to the Incentives vested at the time of such Termination of Service, and the Participant's unvested Incentives shall be forfeited. Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Service, accelerate the vesting of unvested Incentives.

5.     Qualified Performance-Based Incentives

          (a)    Applicability.    This section will apply only to Covered Employees, or to those persons whom the Committee determines are reasonably likely to become Covered Employees in the period covered by an Incentive. The Committee may, in its discretion, select particular Covered Employees to receive Qualified Performance-Based Incentives. The Committee may, in its discretion, also grant other Incentives to Covered Employees that do not satisfy the requirements of this section.

          (b)    Purpose.    As to any Covered Employee or person likely to become a Covered Employee during the period covered by an Incentive, the Committee shall have the ability to qualify any of the Incentives as "performance-based compensation" under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Incentive as a Qualified Performance-Based Incentive, the provisions of this section will control over any contrary provision contained in the Plan. In the course of granting any Incentive, the Committee may specifically designate the Incentive as intended to qualify as a Qualified Performance-Based Incentive. However, no Incentive shall be considered to have failed to qualify as a Qualified Performance-Based Incentive solely because the Incentive is not expressly designated as a Qualified Performance-Based Incentive, if the Incentive otherwise satisfies the provisions of this section and the requirements of Section 162(m) of the Code and the regulations thereunder applicable to "performance-based compensation."

          (c)    Authority.    All grants of Incentives intended to qualify as Qualified Performance-Based Incentives shall be made by the Committee or, if all of the members thereof do not qualify as "outside directors" within the meaning of applicable IRS regulations under Section 162 of the

  Code, by a subcommittee of the Committee consisting of such of the members of the Committee who do so qualify. Any action by such subcommittee shall be considered the action of the Committee for purposes of the Plan. The Committee (or subcommittee, if necessary) shall also determine the terms applicable to Qualified Performance-Based Incentives.

          (d)    Discretion of Committee.    Options may be granted as Qualified Performance-Based Incentives. The exercise price of any Option intended to qualify as a Qualified Performance-Based Incentive shall in no event be less that the Fair Market Value on the date of the grant of the Stock covered by the Option. With regard to other Incentives intended to qualify as Qualified Performance-Based Incentives, the Committee will have full discretion to select the length of any applicable Vesting Period or Performance Period. Additionally, the Committee shall have full discretion to establish the Performance Criteria, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, Affiliate or Division or to the individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Incentives shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for "performance-based compensation" under Section 162(m) of the Code), and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.

          (e)    Payment of Qualified Performance-Based Incentives.    A Participant will be eligible to receive payment under a Qualified Performance-Based Incentive that is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. In determining the actual size of an individual Qualified Performance-Based Incentive, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Incentive earned for the Performance Period, if, in its sole and absolute discretion, such reduction or elimination is appropriate.

          (f)    Limitation of Adjustments for Certain Events.    No adjustment of any Qualified Performance-Based Incentive shall be made except on such basis, if any, as will not cause such Incentive to provide other than "performance-based compensation" within the meaning of Section 162(m) of the Code.

6.     Shares Available for Incentives and Limits on Incentives

          (a)    Maximum Shares.    Subject to adjustment as provided in this Section 6, the maximum number of shares of Stock of the Company that may be subject to Incentives under the Plan, including without limitation Incentive Options, is 4,000,000 shares, and such shares shall be reserved at all times until issued under the Plan. Of such amount, no more than 1,600,000 shares in the aggregate shall be eligible for the issuance of Performance Shares, Stock Grants, Restricted Stock Grants and Other Stock-Based Incentives.

          (b)    Limit on an Individual's Incentives.    In any given year, no Participant may receive Incentives covering more than 15% of the aggregate number of shares which may be issued pursuant to the Plan. Except as may otherwise be permitted by the Code, Incentive Options granted to an Eligible Employee during one calendar year shall be limited, such that at the time the Incentive Options are granted, the Fair Market Value of the Stock covered by all Incentive Options first exercisable by an Eligible Employee in any calendar year may not, in the aggregate, exceed $100,000. The maximum Qualified Performance-Based Incentive payment to any one Participant under the Plan for a Performance Period is 15% of the aggregate number of shares that may be issued pursuant to the Plan, or if the Qualified Performance-Based Incentive is paid in cash, that number of shares multiplied by the Fair Market Value of the Stock as of the date the Qualified Performance-Based Incentive is granted.

          (c)    Source of Shares.    Shares under this Plan may be delivered by the Company from its authorized but unissued shares of Stock or from Stock held in the Company treasury. To the extent that shares of Stock subject to an outstanding award under the Plan are not issued by reason of forfeiture, termination, surrender, cancellation, or expiration; by reason of the tendering or withholding of shares to pay all or a portion of the exercise price or to satisfy all or a portion of the tax withholding obligations relating to the award; by reason of being settled in cash in lieu of shares or settled in a manner that some or all of the shares covered by the award are not issued to the Participant; or being exchanged for a grant under the Plan that does not involve Stock, then such shares shall immediately again be available for issuance under the Plan, unless such availability would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any other applicable law or regulation.

          (d)    Recapitalization Adjustment.    In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares authorized by the Plan; in the number and kind of shares covered by Incentives outstanding; in the price of Options; and in the Fair Market Value of Stock Appreciation Rights. No adjustment under this section or any other part of this Plan shall be made if: (1) it would cause an Incentive granted under this Plan as a Qualified Performance-Based Incentive to fail under Code 162(m), or (2) it would cause an Incentive granted as an Incentive Option to fail to meet the criteria for Incentive Options.

7.     Options

        The Committee may grant options qualifying as Incentive Options under the Code, other statutory options under the Code, and Nonstatutory Options. Such Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

          (a)    Option Price.    The option price per share with respect to each Option shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Company's Stock on the date the Option is granted; provided, however, that in the case of an Incentive Option granted to an Eligible Employee who, immediately prior to such grant, owns stock (either common or preferred) constituting more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a subsidiary of the Company, the option price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant.

          (b)    Period of Option.    The period of each Option shall be fixed by the Committee but shall not exceed ten (10) years.

          (c)    Payment.    The Option price shall be payable in cash at the time the Option is exercised; provided, however, that in lieu of cash the person exercising the Option may pay the Option price in whole or in part by delivering Stock having a Fair Market Value on the date of exercise of the Option equal to the aggregate Option price for the shares being purchased. Such Stock must have been held by the Participant for at least six months. No Stock shall be issued until full payment for such Stock has been made. Notwithstanding the foregoing, the Committee may, in its discretion, provide such other terms for payment of the Option price, including broker-assisted cashless exercise, net cashless exercise, promissory note, or other means as it deems appropriate, to the extent that such other means of exercise comply with applicable laws and regulations. Participants receiving an Option grant shall have none of the rights of a shareholder until the shares are issued.

          (d)    Exercise of Option.    So long as an Option Participant remains employed or engaged by the Company, the shares covered by an Option may be exercised in such installments and on such exercise dates as the Committee or its delegate may determine. In no event shall any Option be exercisable after its specified expiration period.

          (e)    Termination of Service.    Upon the termination of an employee's service (for any reason other than retirement, disability or death) Option privileges shall be limited to the shares that were immediately exercisable at the date of such termination. Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Service, accelerate the vesting of unvested Options. Option privileges shall expire unless exercised or surrendered for an included Stock Appreciation Right (if any) within such period of time after the date of termination of employment as may be established by the Committee, but in no event later than the expiration date of the Option. Incentive Options must, however, be exercised no later than three months after a Termination of Service, unless the Incentive Option Participant is disabled, in which case the Incentive Options must be exercised within one year. The written agreement for each Incentive granted to a Director or Consultant shall define Termination of Service for such Participant.

          (f)    Retirement.    Upon retirement of an Option Participant, Option privileges shall apply to those shares immediately exercisable at the date of retirement. The Committee, however, in its discretion, may provide that any Options outstanding but not yet exercisable upon the retirement of an Option Participant may become exercisable in accordance with a schedule to be determined by the Committee. Option privileges shall expire unless exercised within such period of time as may be established by the Committee but in no event later than the expiration date of the Option.

          (g)    Death.    Upon the death of an Option Participant, Option privileges shall apply to those shares that were immediately exercisable at the time of death. The Committee, however, in its discretion, may provide that any Options outstanding but not yet exercisable upon the death of an Option Participant may become exercisable in accordance with a schedule to be determined by the Committee. Such privileges shall expire unless exercised by legal representatives or within a period of time as determined by the Committee but in no event later than the expiration date of the Option.

          (h)    Divorce.    Incentive Stock Options transferred pursuant to divorce will cease to be statutory stock options upon the date of transfer.

8.     Stock Appreciation Rights

        The Committee may, in its discretion, grant Stock Appreciation Rights either singly or in combination with an underlying Option granted hereunder. Such Stock Appreciation Rights shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

          (a)    Time and Period of Grant.    If a Stock Appreciation Right is granted with respect to an underlying Option, it may be granted at the time of the Option or at any time thereafter but prior to the expiration of the Option. If a Stock Appreciation Right is granted with respect to an underlying Option, at the time the Stock Appreciation Right is granted, the Committee may limit the exercise period for such Stock Appreciation Right, before and after which period no Stock Appreciation Right shall attach to the underlying Option. In no event shall the exercise period for a Stock Appreciation Right exceed the exercise period for such Option. If a Stock Appreciation Right is granted without an underlying Option, the Committee shall set the period for exercise of the Stock Appreciation Right.

          (b)    Value of Stock Appreciation Right.    If a Stock Appreciation Right is granted with respect to an underlying Option, the Participant will be entitled to surrender the Option that is then exercisable and receive in exchange an amount equal to the excess of the Fair Market Value of the Stock on the date the election to surrender is received by the Company over the Option price multiplied by the number of shares covered by the Options that are surrendered. If a Stock Appreciation Right is granted without an underlying Option, the Participant will receive upon exercise of the Stock Appreciation Right an amount equal to or exceeding the Fair Market Value of the Stock on the date the election to surrender such Stock Appreciation Right is received by the Company over the reference price on the date of grant (which shall not be less than 100% of the Fair Market Value on such date) multiplied by the number of shares covered by the grant of the Stock Appreciation Right.

          (c)    Payment of Stock Appreciation Right.    Payment of a Stock Appreciation Right shall be in the form of shares of Stock, cash, or any combination of Stock and cash. The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the Stock Appreciation Right or at the time of exercise of the Stock Appreciation Right.

9.     Performance Shares

        The Committee may grant Performance Shares to any Eligible Employee selected by the Committee in its sole discretion. Such Performance Shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

          (a)    Performance Period and Performance Goals.    In granting Performances Shares, the Committee shall determine and specify the Performance Period. The Committee shall also establish Performance Goals to be met by the Company, Affiliate or Division during the Performance Period as a condition to payment of the Performance Share grant. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

          (b)    Payment of Performance Shares.    The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share grant if the Performance Goals are met, including the fixing of a maximum payment. The Performance Share grant shall be expressed in terms of shares of Stock. After the completion of a Performance Period, the performance of the Company, Affiliate, or Division shall be measured against the Performance Goals, and the Committee shall determine whether all, none or any portion of a Performance Share grant shall be paid. The Committee, in its discretion, may elect to make payment in shares of Stock, cash or a combination of Stock and Stock and cash. Any cash payment shall be based on the Fair Market Value of Performance Shares on, or reasonably close to, the date of payment.

          (c)    Revision of Performance Goals.    At any time prior to the end of a Performance Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur that have a substantial effect on the performance of the Company, Affiliate or Division and that in the judgment of the Committee make the application of the Performance Goals unfair unless a revision is made.

          (d)    Requirement of Employment.    A Participant of Performance Shares must remain in the employment of the Company until the completion of the Performance Period in order to be entitled to payment under the Performance Share grant. However, the Committee may, in its sole discretion, provide for a partial payment where such an exception is deemed equitable.

          (e)    Dividends.    The Committee may, in its discretion, at the time of the granting of Performance Shares, provide that any dividends declared on the Stock during the Performance Period, and that would have been paid with respect to Performance Shares had they been owned by a Participant, be (i) paid to the Participant, or (ii) accumulated for the benefit of the Participant and used to increase the number of Performance Shares of the Participant.

10.   Grants of Stock, Restricted Stock and Other Stock-Based Incentives

        The Committee may, in its discretion, award Stock (in the form of Stock Grants), Restricted Stock Grants or other Stock-based Incentives that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of shares of the Stock (the "Other Stock-Based Incentives") to any Participant. All Restricted Stock Grants shall include a Vesting Period as determined by the Committee, and shall additionally be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

          (a)    Requirement of Employment.    An employee receiving a Restricted Stock Grant must remain in the employment of the Company during the Vesting Period in order to retain the shares of Stock that have not yet vested. If a Participant experiences a Termination of Service prior to the end of the Vesting Period, the Restricted Stock Grant shall terminate with respect to the non-vested Stock and the shares of Stock in which the Participant was not vested shall be returned immediately to the Company. However, the Committee may, at the time of the grant, allow the employment restriction to lapse with respect to a portion or portions of the Restricted Stock Grant at different times during the Vesting Period. The Committee may, in its discretion, also provide such complete or partial exceptions to the employment restriction as it deems appropriate. The written agreement for each Restricted Stock Grant awarded to a Director or Consultant shall define Termination of Service for such Participant.

          (b)    Restrictions on Transfer and Legend on Stock Certificates.    During the Vesting Period, the Participant may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Stock in which the Participant is not vested except as expressly permitted in this Plan. Each certificate for shares of Stock issued hereunder, unless such shares are held in escrow, shall contain a legend giving appropriate notice of the restrictions in the grant.

          (c)    Escrow Agreement.    The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing the Restricted Stock award will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

          (d)    Lapse of Restrictions.    All restrictions imposed on the Restricted Stock Grant shall lapse upon the expiration of the Vesting Period if the conditions of the grant have been met. The Participant shall then be entitled to prompt receipt of any Stock certificates held in escrow or removal of the legend pertaining to the restrictions in the grant.

          (e)    Dividends.    The Committee shall, in its discretion, at the time of the Restricted Stock Grant, provide that any dividends declared on the Stock during the Vesting Period shall either be (i) paid to the Participant, or (ii) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of the Vesting Period.

          (f)    Other Stock-Based Incentives.    The Other Stock-Based Incentives shall be in such form, and dependent on such conditions as the Committee shall determine, including, without limitation, the right to receive one or more shares of Stock (or the equivalent cash value of such shares of Stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of Performance Goals. Other Stock-Based Incentives may be granted alone or in addition to any other Incentives granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine (i) to whom and when Other Stock-Based Incentives will be made, (ii) the number of shares of Stock to be awarded under (or otherwise related to) such Other Stock-Based Incentives, (iii) whether such Other Stock-Based Incentives shall be settled in cash, shares of Stock or a combination of cash and shares of Stock, and (iv) all other terms and conditions of such Incentives (including, without limitation, the vesting provisions thereof).

11.   Director Incentives

        Subject to the requirements of the Code, the Plan, and applicable law, Directors may be awarded any of the Incentives that may be awarded to any other Participant.

12.   Acquisition and Change of Control Events

          (a)   Definitions

            (1)   "Acquisition Event" shall mean:

                (i)  Any merger or consolidation of the Company with or into another entity as a result of which the Company's Stock is converted into or exchanged for the right to receive cash, securities of the other entity, or other property; or

               (ii)  Any exchange of shares of the Company for cash, securities of another entity or other property pursuant to a statutory share exchange transaction.

            (2)   "Change of Control Event" shall mean:

                (i)  any merger or consolidation that results in the voting securities of the Company that are outstanding immediately prior to such event representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

               (ii)  the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 25% or more of either (A) the then-outstanding shares of Stock of the Company (the "Outstanding Company Stock"), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"). However, for purposes of this subsection (iii), the following acquisitions shall not give rise to a Change of Control event: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, or (D) any acquisition by any corporation pursuant to a transaction that results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation that as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively;

              (iii)  any sale of all or substantially all of the assets of the Company; or

              (iv)  the complete liquidation of the Company.

          (b)   Effect on Options

            (1)    Acquisition Event.    Upon the occurrence of an Acquisition Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to an Acquisition Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an Affiliate thereof). However, if such Acquisition Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between the Option holder and the Company, such assumed or substituted options shall be immediately exercisable in full upon the occurrence of such Acquisition Event. For purposes of this section, an Option shall be considered to be assumed if, following consummation of the Acquisition Event, the Option confers the right to purchase, for each share of Stock subject to the Option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Stock for each share of Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock). However, if the consideration received as a result of the Acquisition Event is not solely Stock of the acquiring or succeeding corporation (or an Affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of Stock of the acquiring or succeeding corporation (or an Affiliate thereof) equivalent in Fair Market Value to the per share consideration received by holders of outstanding shares of Stock as a result of the Acquisition Event. Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an Affiliate thereof), does not agree to assume such Options, or substitute equivalent options for such Options, then the Board shall, upon written notice to the Option holders, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Option holders before the consummation of such Acquisition Event. However, in the event of an Acquisition Event under the terms of which holders of Stock will receive upon consummation thereof a cash payment for each share of Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and that each Option holder shall receive, in exchange therefore, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

            (2)    Change in Control Event that is not an Acquisition Event.    Upon the occurrence of a Change in Control Event that does not also constitute an Acquisition Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, all Options then outstanding shall automatically become immediately exercisable in full.

          (c)   Effect on Restricted Stock Grants

            (1)    Acquisition Event that is not a Change in Control Event.    Upon the occurrence of an Acquisition Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Grant shall inure to the benefit of the

    Company's successor and shall apply to the cash, securities or other property into which the Stock was converted or for which it was exchanged pursuant to such Acquisition Event in the same manner and to the same extent as such rights applied to the Stock subject to such Restricted Stock Grant.

            (2)    Change in Control Event.    Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock award or any other agreement between a holder of a Restricted Stock Grant and the Company, all restrictions and conditions on all Restricted Stock Grants then outstanding shall automatically be deemed terminated or satisfied.

          (d)   Effect on Other Awards

            (1)    Acquisition Event that is not a Change in Control Event.    The Board shall specify the effect of an Acquisition Event that is not a Change in Control Event on any other Incentive granted under the Plan at the time of the grant of such Incentive.

            (2)    Change in Control Event.    Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument evidencing any other Incentive or any other agreement between an Incentive holder and the Company, all other Incentives shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Incentive. Additionally, upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), all Performance Shares or other performance-based awards shall be immediately payable based upon the extent, as determined by the Committee, to which the Performance Goals for the Performance Period then in progress have been met up through the date of the Change in Control or based on 100% of the value on the date of grant of the Performance Shares or other performance-based award, if such amount is higher.

13.   Amendment and Termination of the Plan

        The Board may terminate or discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the Participants, the terms of any Incentives then outstanding, nor may the Board amend the Plan without shareholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any other applicable law or regulation. No Incentive shall be granted under the Plan after April 15, 2015, but Incentives granted prior to such date may extend beyond that date.

14.   Nontransferability

        Incentive Options granted under the Plan shall not be transferable except by will or the laws of descent and distribution or such other transfers as may be permissible for Incentive Options or other statutory options under the provisions of the Code. To the extent allowed by law, Nonstatutory Options may be transferable to certain family members, foundations, or entities controlled by either the Participant or certain family members for no value or other consideration. Incentives other than Options may be transferable subject to terms and conditions as may be established by the Committee in accordance with regulations promulgated under the Securities Exchange Act of 1934, the Code, or any other applicable law or regulation.

        Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive or a levy of attachment, or similar process upon an Incentive not specifically permitted herein, shall be null and void and without effect.

15.   No Right of Employment

        The Plan and the Incentives granted hereunder shall not confer upon any Eligible Employee the right to continued employment with the Company, its Affiliates, or its joint ventures, or affect in any way the right of such entities to terminate the employment of an Eligible Employee at any time and for any reason. Neither shall the Plan and the Incentives granted hereunder confer on a Consultant the right to continuation of his or her consulting engagement.

16.   Taxes

        The Company shall be entitled, at the time the Company deems appropriate under the law then in effect, to withhold the amount of any tax attributable to any Incentive granted under the Plan, or to require payment in cash of such withholding amount prior to delivery of the Stock underlying such Incentive.

17.   Governing Law

        The provisions of this Plan and all awards made under this Plan shall be governed by and interpreted in accordance with the law of the State of Texas, without regard to applicable conflicts of law principles.

18.   Additional Requirements

        Anything in the Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of grant of any Incentive or the issuance of any shares of Stock pursuant to any Option, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the grant of any Incentive, the issuance of shares of Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be granted or such shares of Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

19.   "Lockup" Agreement

        The Committee may in its discretion require that upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, the Participant shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Participant will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Stock issued or issuable pursuant to the exercise of such Incentive, without the prior written consent of the Company or such underwriters, as the case may be.

20.   Limitation of Liability

        Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company's independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

21.   Unfunded Status of Incentives

        The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Incentive, nothing contained in the Plan or any Incentive shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, shares of Stock, other Incentives, or other property pursuant to any Incentive, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

22.   Nonexclusivity of the Plan

        Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other Incentives otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

23.   Successors and Assigns

        The Plan shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

24.   No Fractional Shares

        No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Incentive, including on account of any action under Section 6(d) of the Plan. In lieu of such fractional shares, the Committee shall determine, in its discretion, whether cash, other Incentives, scrip certificates (which shall be in a form and have such terms and conditions as the Committee in its discretion shall prescribe) or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

25.   Severability

        If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Incentive under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

26.   Miscellaneous

        The provisions of this Plan shall be severable, and the invalidity of any particular provision of the Plan shall not cause the Plan as a whole to be invalid.

        Adopted by the Board this 15th day of April 2005.

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BPZ ENERGY, INC. 2005 LONG-TERM INCENTIVE COMPENSATION PLAN